UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 24, 2019

GLOBAL PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-32593	74-3140887
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 9161
800 South Street
Waltham, Massachusetts 02454-9161
(Address of Principal Executive Offices)

(781) 894-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Units representing limited partner interests	GLP	New York Stock Exchange

9.75% Series A Fixed-to-Floating Cumulative Redeemable Perpetual Preferred Units representing limited partner interests	GLP pr A	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). ☐

Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On July 24, 2019, Global Partners LP, a Delaware limited partnership (the “Partnership”), and GLP Finance Corp., a Delaware corporation (“Finance” and, together with the Partnership, the “Issuers”), and certain subsidiaries of the Partnership, as guarantors (the “Guarantors”), entered into a Purchase Agreement (the “Purchase Agreement”) with BofA Securities, Inc., as representative of the several initial purchasers named therein (the “Initial Purchasers”), pursuant to which the Issuers agreed to sell $400 million aggregate principal amount of the Issuers’ 7.00% senior notes due 2027 (the “Notes”) to the Initial Purchasers in a private placement exempt from the registration requirements under the Securities Act of 1933, as amended (the “Securities Act”).  The Notes will be resold by the Initial Purchasers to qualified institutional buyers pursuant to Rule 144A under the Securities Act and to persons outside the United States pursuant to Regulation S under the Securities Act.

The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions under which the Issuers and the Guarantors, on one hand, and the Initial Purchasers, on the other, agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. In addition, the Purchase Agreement requires the execution of a registration rights agreement relating to the Notes.

A copy of the Purchase Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated into this Item 1.01 by reference.  The description of the Purchase Agreement contained herein is qualified in its entirety by the full text of such exhibit.

Closing of the offering is expected to occur on or about July 31, 2019, subject to customary closing conditions. The Partnership intends to use the net proceeds from the offering to fund the purchase of its 6.25% senior notes due 2022 (the “2022 Senior Notes”) in a tender offer (the “Tender Offer”) and to repay a portion of the borrowings outstanding under its credit agreement. The offering is not conditioned upon the closing of the Tender Offer. To the extent the Tender Offer is not consummated or there are remaining net proceeds following the consummation of the Tender Offer, any such remaining net proceeds will be used to redeem the 2022 Senior Notes not purchased in the Tender Offer.

Some of the Initial Purchasers and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with the Partnership or its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, certain of the Initial Purchasers or their affiliates may own a portion of the 2022 Senior Notes that are subject to the Tender Offer and accordingly may receive a portion of the proceeds from the offering. BofA Securities, Inc. is acting as the dealer manager for the Tender Offer. Certain of the Initial Purchasers or their affiliates may be agents or lenders under the Partnership’s credit agreement, and accordingly may receive a portion of the net proceeds from the offering. Bank of America, N.A., an affiliate of BofA Securities, Inc., is the administrative agent under the credit agreement.

Item 8.01. Other Information.

On July 24, 2019, the Partnership issued a press release announcing the pricing of the offering of the Notes. A copy of the press release is attached as Exhibit 99.1 hereto and incorporated by reference herein.

Item 9.01                   Financial Statements and Exhibits.

(d)                                 Exhibits

Exhibit Number	Description
10.1	Purchase Agreement, dated July 24, 2019, among the Issuers, the Guarantors and the Initial Purchasers.

99.1	Global Partners LP Press Release, dated July 24, 2019, announcing pricing of the offering of the Notes.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GLOBAL PARTNERS LP

	By:	Global GP LLC
its general partner

Dated: July 25, 2019	By:	/s/ Edward J. Faneuil
Edward J. Faneuil
Executive Vice President,
General Counsel and Secretary